Carsunlimited.com, Inc.
444 Madison Avenue, 23rd Floor
New York, NY 10022

Re: Security Agreement

August 9, 2006
Mellon HBV Master U.S. Event Driven Fund, L.P.
Mellon HBV Master Global Event Driven Fund, L.P.
200 Park Avenue, 54th Floor
New York, NY 10166

Ladies and Gentlemen:

To secure the payment of our obligations to you, including the payment of principal and interest of our senior secured convertible redeemable promissory notes in the aggregate principal amount of $7,500,000.00 dated the date hereof payable to you or order (collectively, the "Note"), and to secure the performance of all obligations in your favor under the related Securities Purchase Agreement dated the date hereof among us pursuant to which the Note was issued, and any other agreement securing, guaranteeing or otherwise pertaining to the Note, we hereby grant you a continuing first priority lien and security interest in all our right, title and interest in and to all of our personal property and assets (both tangible and intangible), including, without limitation, the following, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles; all Inventory: (f) all Investment Property; (g) all Deposit Accounts; (h) all Cash; (i) all other Goods of ours; (j) all Intellectual Property; and (k) all Proceeds of each of the foregoing and all accessions to, and replacements for, each of the foregoing (the “Collateral”), (all as such terms are defined in the New York State Uniform Commercial Code, as in effect from time to time). All obligations secured hereby are collectively referred to herein as the "Obligations."

We hereby authorize you, at our expense, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without our signature. A carbon, photographic or other reproduction of this Agreement or any financing statements covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by applicable law.

Upon payment or performance in full of all of the Obligations, you will, at our request and expense, release the security interest granted herein and deliver such termination statements as may be necessary therefor.

We hereby warrant to you that (i) we own the Collateral free and clear of all liens, restrictions and limitations except for Permitted Liens, as defined in the Note, (ii) this Agreement has been duly authorized and constitutes our legal, valid and binding obligation enforceable against us in accordance with its terms; (iii) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either for the grant of a security interest by us in the Collateral pursuant to this Agreement or for our execution, delivery or performance of this Agreement or for your exercise of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement or the Note; (iv) the grant of a security interest in the Collateral to you pursuant to this Agreement creates a valid and perfected first priority security interest in your favor in the Collateral (exclusive of Permitted Liens) securing the payment of the Note and the Obligations ; and (v) there are no options, warrants, privileges or other rights outstanding pursuant to which any of the Collateral may be acquired.

We also agree that we will not transfer, assign or further encumber any of our rights in any of the Collateral except pursuant to this Agreement or as you may consent in writing.

We will take such action and execute such additional documents as you may request in connection with this Agreement or to enforce your rights hereunder. If we fail to take any such action or execute any such document, we hereby authorize you to do so in our name and on our behalf.

We hereby represent and warrant to you that there is no action, legal, administrative or other proceeding pending or threatened against our title to the Collateral or against our grant of a security interest therein hereunder, nor do we know of any basis for the assertion of any such claim.

We covenant with you that so long as any Obligation remains outstanding:

1.
Protection of Security and Legal Proceedings. We will, at our own expense, take any and all actions necessary to preserve, protect and defend your security interest in the Collateral and the perfection and priority thereof against all adverse claims, including appearing in and defending any and all actions and proceedings which purport to affect any of the foregoing. We will promptly reimburse you for all sums, including costs, expenses and actual attorneys' fees, which you may pay or incur in defending, protecting or enforcing your security interest in the Collateral or perfection or the priority thereof, or in discharging any prior or subsequent lien or adverse claim against the Collateral or any part thereof , or by reason of becoming or being made a party to or intervening in any action or proceeding affecting the Collateral or your rights therein, all of which actions we hereby agree that you will have the right to take in your sole and absolute discretion;

2.	Payment of Taxes. We shall pay or cause to be paid all taxes and other levies with respect to the Collateral when the same become due and payable;

3.
Use and Maintenance of Collateral. We shall: (A) comply with all laws, statutes and regulations pertaining to our use and ownership of the Collateral and the conduct of our business; (B) properly care for and maintain all of the Collateral in good condition, free of misuse, abuse, waste and deterioration, reasonable wear and tear excepted; and (C) keep accurate and complete books and records pertaining to the Collateral in accordance with generally accepted accounting principles;

4.
Inspection. We shall give you such information as may be requested concerning the Collateral and shall at all reasonable times and upon reasonable notice permit you and your agents and representatives to enter upon any premises upon which the Collateral is located for the purpose of inspecting the Collateral. Furthermore, you shall at all reasonable times on reasonable notice have full access to and the right to audit any and all of our books and records pertaining to the Collateral; provided, however, that any such action which involves communicating with our customers shall be carried out by you through our independent auditors unless an Event of Default (as such term is defined in the Note) occurs and is continuing, in which case you shall then have the right directly to notify such obligors; and

5.
 Sale or Hypothecation of Collateral. We shall not directly or indirectly, whether voluntarily, involuntarily, by operation of law or otherwise sell, assign, transfer, exchange, lease, lend, or grant any option with respect to or dispose of any of the Collateral, or any of our rights therein, nor create or permit to exist any lien on or with respect to any of the Collateral, except for the lien in favor of you and Permitted Liens.

6.
Intellectual Property Matters. We shall notify you immediately if we know or have reason to know (i) that any application or registration relating to any of our Intellectual Property may become abandoned or dedicated, or (ii) of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding our ownership of any Intellectual Property that is material to the operation of our business, our right to register the same, or to keep and maintain the same.

You and your successors and assigns will have all of the rights, powers and privileges of a secured party under the New York Uniform Commercial Code in force and effect from time to time with respect to the security interest granted by this Agreement. Upon the occurrence of any Event of Default under the Note, you may take any action which you may deem necessary for the maintenance, preservation and protection of any of the Collateral or your security interest therein, and you may exercise any of your rights as a secured party under the New York Uniform Commercial Code, including, without limitation, the right to transfer any of the Collateral into your name or the name of your nominee and to sell any of the Collateral at a public or private sale on such terms as you deem appropriate and the right to foreclose upon the Collateral. We hereby appoint you and any of your officers or agents, with full power of substitution, as our attorney-in-fact with full irrevocable power and authority in our place and in our name or your own name, from time to time in your discretion so long as an Event of Default has occurred and is continuing under the Note, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to authenticate any instrument which may be necessary or desirable to accomplish the purposes of this Agreement. At any such sale you may be the purchaser.

You will not be required to resort to or pursue any of your rights or remedies under or with respect to any other security for or guaranty of payment of any of the obligations secured by this Agreement before pursuing any of your rights or remedies under this Agreement.

This Agreement and your rights and obligations hereunder will be governed by and construed in accordance with the laws of the State of New York. We agree that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York and of the United States having jurisdiction in the Borough of Manhattan, City and State of New York and for the purpose of any such legal action or proceeding, we hereby waive any claim or defense that such forum is not convenient or proper. We agree that any such court shall have in personam jurisdiction over us and that service of process may be effected in any manner authorized by New York law. You shall not by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under the Note or in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, on your part, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by you of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy which you would otherwise have on any subsequent occasion. The rights and remedies provided in this Agreement are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

Any term of this Agreement may be amended with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties and their respective successors and assigns.

This Agreement will be binding upon our administrators, successors and assigns.

WE HEREBY WAIVE, AND COVENANT THAT WE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE SUBJECT MATTER HEREOF, ANY DOCUMENT RELATING HERETO OR ANY OBLIGATION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR IN TORT OR OTHERWISE.

If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below, whereupon this letter will become an agreement between us as of the date first above written.

Very truly yours,
Carsunlimited.com, Inc..

By:

Name:
Title:

AGREED AND ACCEPTED:

Mellon HBV Master U.S. Event Driven Fund, L.P.
Mellon HBV Master Global Event Driven Fund, L.P.

By:

Name:
Title: